UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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JUNIPER NETWORKS, INC.
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A Message from Rami

Dear Fellow Stockholders,

In many ways, 2015 was a transformational year for Juniper Networks. As a true challenger in this industry, I’m really proud of what we’ve achieved and the value we’ve helped to create for the world in which we live. We are the keepers of the greatest platform for innovation the world has ever seen – the Internet – and that is an incredible responsibility.

Accelerating Growth

We entered the year with plans in a number of areas: accelerating revenue growth, focusing on innovation, delivering consistent operational excellence and emphasizing cost discipline. I’m pleased to report that we made significant progress in all of these areas.

Not only did we achieve our financial objectives in 2015, we grew in-line with or ahead of expectations the entire year. For fiscal year 2015, net revenue was $4,857.8 million, up 7% from 2014, and we grew across all geographies, customer verticals and technologies.* We improved our operating margin and delivered our third consecutive year of double-digit non-GAAP diluted EPS growth.

Our team has done a fantastic job of diversifying our customer base, not just across multiple vertical market segments, but also across geographies and our technologies of routing, switching and security. In reviewing our top 10 customers for 2015, five were Telecoms, three of which were outside of the U.S., and five were Cloud or Cable Providers. We anticipate that our diversification strategy will continue to help us in achieving growth for the Company.

Industry Transformation

We are living in disruptive times, and while the industry is undergoing transformation, our strategic approach has not changed. We intend to be the worldwide leader of network innovation and the most trusted technology provider, helping our customers solve their most pressing networking problems. We see incredible opportunity ahead and we intend to capture it.

We have a keen understanding and awareness of the changes that are happening in our industry and how those changes can impact our customers. It is now more evident than ever that everything is shifting to the cloud. We believe that cloud adoption will require new network infrastructure builds and upgrades across wide area networks, data centers and branch offices. And our customers recognize the value of Juniper’s networking innovations to help in their transition to cloud architectures.

Deeply Connected to Our Customers

As I’ve said before, our ability to capture inflection points in the industry is an important competitive advantage and is expected to continue to result in an increasingly diverse customer set.

The needs of our customers are changing, and because we forge deep relationships with our customers that have led to a deep understanding of their needs, we’ve collaborated on solutions that produce the ultimate in agility and automation.

As a challenger in this industry, we intend to shape and lead it. We continually look to develop compelling technologies that have the potential to deliver significant stockholder returns. I am very optimistic about our ability to make a meaningful difference to our customers and our increasingly connected world. I believe that Juniper Networks is well positioned to build on our success in 2016 and beyond.

Best-in-Class Portfolio

In 2015, we announced the most exciting product innovation cycle in Juniper’s history. I am optimistic about our best-in-class portfolio across routing, switching, security and automation software that spans five solution domains – Data Center, Core, Edge, Campus & Branch, and Access & Aggregation.

Our software portfolio continues to be a key technology element in our strategy to be the innovation leader in high-performance networking. Our intent is to lead in the area of software solutions that simplify and automate the operation of networks, and to allow our customers to deliver real value over their networks.

I am optimistic about our entire product line-up and we remain committed to our ongoing focus on network innovation across systems, silicon and software.

Delivering Attractive Returns to Our Stockholders

One of the things we are most proud of is our ability to consistently generate strong cash flow. For 2015, we generated $893 million of cash flow from operating activities, compared to $763 million in 2014. This growth was primarily due to higher revenue and improved operating margin.

Capital expenditures for the year were $210 million, up 9% year-over-year, as we focused on investments to drive long-term productivity and support continued innovation and development of new products. We ended 2015 with a strong balance sheet and intend to continue working toward an optimized capital structure. We are pleased that in 2015 we made good progress toward our annualized long-term model of 39% non-GAAP operating expense as a percentage of revenue and 25% non-GAAP operating margin.

Since the first quarter of 2014 through the fourth quarter of 2015, we returned approximately $3.6 billion to stockholders through dividends and stock repurchases. We ended the year with approximately $3,192 million in cash, cash equivalents and investments, up 3% year-over-year.

Corporate Governance Best Practices

Juniper Networks and our Board of Directors are committed to maintaining a strong corporate governance framework, implementing reforms focused on enhancing financial management oversight, Board accountability and corporate responsibility. We have continued to build on our stockholder engagement and outreach efforts over the years to ensure that a diversity of perspectives are considered, upholding our belief that stockholders are key participants in the governance process.

Our Board’s focus on long-term value creation has been a key driver of Juniper’s long-term success. I would like to thank our Board of Directors for their leadership and commitment to engaging in ongoing constructive dialogue with our stockholders.

Looking Ahead

Juniper Networks has grown tremendously since I joined more than 19 years ago in 1997 as the Company’s most junior engineer. It is the continuous pursuit of excellence of all the individuals here that drive the success of our company. I am inspired by our talented employees, senior leadership team and seasoned Board of Directors who offer guidance, wisdom and support. Together, we are moving forward in 2016 with optimism.

I believe that Juniper has many strengths to build upon, and in turn, enhance stockholder value. Thank you for the trust you place in us. I am excited for what’s in store for us ahead and I look forward to sharing our progress with you in the future.

With deep appreciation,

Rami Rahim
Chief Executive Officer

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and the future results of Juniper Networks, Inc. (“we,” “us,” or the “Company”) that are based on our current expectations, estimates, forecasts, and projections about our business, our results of operations, the industry in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “would,” “could,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) under the section entitled “Risk Factors” in Item 1A of Part I and elsewhere, and in other reports we file with the SEC. While forward-looking statements are based on reasonable expectations of our management at the time that they are made, you should not rely on them. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by applicable law.

This report contains non-GAAP financial measures. For a detailed reconciliation between non-GAAP financial results and corresponding GAAP measures, please refer to the supplemental information for the fourth quarter of 2015 posted on the “Financial Reports – Quarterly Financials” section of our Investor Relations website at http://investor.juniper.net.

* – Fiscal year 2015 revenue numbers are GAAP and fiscal year 2014 has been normalized for the sale of Junos Pulse. Growth rates exclude Junos Pulse.